The Board of Directors
Frontier Airlines, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-13333 and 333-31389 on For S-8 and Nos. 333-07699 and 333-58867 on Form S-3
of Frontier Airlines, Inc. of our report dated June 2, 1999, except as to Note 11, which is as of June 16, 1999, with respect to the balance sheets of Frontier Airlines, Inc. as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended March 31, 1999, which report appears in March 31, 1999 Form 10-K of Frontier Airlines, Inc.

KPMG LLP

Denver, Colorado
June 21, 1999